Exhibit-99.1
Zila, Inc. Signs Agreements for $40 Million Private Placement
— Existing Shareholders Provide More Than 80% of Proceeds —
PHOENIX—(BUSINESS WIRE)—Nov. 13, 2006—Zila, Inc. (NASDAQ GM: ZILA), announced the execution of definitive agreements for a private placement of $40 million in common stock, convertible debt instruments and warrants to selected accredited investors. Existing Zila shareholders and their related funds will make up more than 80% of the private placement. The proceeds of the private placement will be used to complete an acquisition and to augment existing working capital. When exercised, the warrants associated with the Placement will generate an additional $23 million for the Company.
“This financing is a critical step toward transforming Zila into the dominant company in the early detection of oral cancer,” commented Douglas D. Burkett, Ph.D., Chairman, Chief Executive Officer and President of Zila. “The proceeds will enable us to complete our planned acquisition of a dental products company on or about November 28th, while providing us a strong balance sheet to complete the OraTest(R) regulatory effort and grow our ViziLite(R) Plus business. I am appreciative of the strong participation by many of our existing institutional shareholders as well as the support of new investors.”
The private placement has three components:
A. 9.1 million shares of common stock at a price of $1.75 per share together with warrants to purchase approximately 4.37 million common shares at a price of $2.21 per share beginning on May 10, 2007 through November 9, 2011. The use of proceeds from this component is for working capital and will become available following the close of the acquisition.
B. Approximately $12.1 million in short-term notes that convert into shares of common stock at $1.75 per share upon the approval by shareholders of additional authorized common shares. The short-term notes initially include 1.03 million warrants to purchase common stock and will provide an additional 3.1 million warrants to purchase common stock upon shareholder approval. The warrants will entitle holders to purchase common shares at a price of $2.21 per share beginning on May 10, 2007 through November 9, 2011. The proceeds from this component will become available to close the acquisition.
C. $12 million in a 3-year senior secured convertible note, bearing interest at a rate of 6% and convertible into shares of common stock at a price of $2.20 per share together with warrants to purchase 1.91 million common shares at a price of $2.21 per share beginning on May 10, 2007 through November 9, 2011. Shareholder approval of additional authorized shares shall be required for the common shares underlying the senior secured convertible note and its associated warrants. The proceeds from this component will become available to close the acquisition.
The private placement is being made only to accredited investors in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Section 4(2) of the Securities Act and Regulation D promulgated thereunder. The Company has agreed to file a registration statement under the Securities Act registering the resale of the shares of common stock issued in the private placement and issuable upon exercise or conversion of the other securities in the private placement.
The securities sold in the financing have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
Acquisition Target
The acquisition Target would provide Zila with a national sales and marketing organization that has a small suite of proprietary, high-margin dental products that would complement Zila’s cancer screening and detection products. The sales and marketing programs currently conducted by the Target reflect the focused, hands-on approach that is required to integrate ViziLite(R) Plus into dental practices and to establish the test as the standard of care. The Target generates approximately $35 million in annual revenue and is profitable. The anticipated acquisition price is $34 million. There can be no assurance that this potential acquisition will be completed.
About Oral Cancer
Oral cancer is among the most deadly cancer types in the U.S., largely owing to the fact that roughly two-thirds of all oral cancers are detected at advanced stage. There are some 30,000 new cases of oral cancer each year, and 8,000 related deaths. When oral cancer is detected early, survival rates are about 80%; detected late, the survival rate falls to 20%. The American Dental Association says that while most cases of oral cancer affect people who use tobacco and/or drink heavily, more than a quarter of oral cancers occur in people who do not smoke and have no other risk factors.
About Zila, Inc.
Zila, Inc., headquartered in Phoenix, is a leading cancer diagnostic company initially focused on oral cancer:
•	Zila Pharmaceuticals is dedicated to establishing ViziLite(R) Plus as the new standard of care for the early detection of oral abnormalities that could lead to cancer.

•	Zila Biotechnology is focused on achieving regulatory approval for the next generation oral cancer diagnostic, OraTest(R), followed by the development of additional applications of its cancer detection technologies including products for the early detection of cervical and esophageal cancer.
For more information about Zila, visit www.zila.com.
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based largely on Zila’s expectations or forecasts of future events, can be affected by inaccurate assumptions and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the Company’s control. Therefore, actual results could differ materially from the forward-looking statements contained herein. A wide variety of factors could cause or contribute to such differences and could adversely impact revenues, profitability, cash flows and capital needs. There can be no assurance that the forward-looking statements contained in this press release will, in fact, transpire or prove to be accurate. For a more detailed description of these and other cautionary factors that may affect Zila’s future results, please refer to Zila’s Form 10-K for its fiscal year ended July 31, 2006.
CONTACT: Zila, Inc.
Andrew Stevens, 602-266-6700
or
The Investor Relations Group
Investor Relations:
Antima “Taz” Sadhukhan/Dian Griesel, 212-825-3210
or
Media:
Bill Douglass, 212-825-3210
SOURCE: Zila, Inc.